UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2010

FMC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-2376	94-0479804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA		19103
(Address of Principal Executive Offices)		(Zip Code)

(215) 299-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Generally, pursuant to the Company’s long-term incentive policies, long-term incentive awards (“LTI Awards”) are granted on an annual basis in respect of the Company’s performance over a three-year period (each such three-year period, a “LTI Award Cycle”). On December 16, 2010, the Compensation Committee of the Board of Directors of FMC Corporation (the “Company”) concluded that it is appropriate for Pierre Brondeau, the Company’s President and Chief Executive Officer, to participate in the 2008-2010 and 2009-2011 LTI Award Cycles on a partial basis, in recognition of his efforts during the portions of those LTI Award Cycles in which he has been employed by the Company to date and to motivate his continued efforts for the remainder of those LTI Award Cycles.

The target LTI Award amount applicable to the Chief Executive Officer of the Company for each of the 2008-2010 and 2009-2011 LTI Award Cycles was $2,500,000. If Mr. Brondeau is employed by the Company through December 31, 2011, he will have been employed through one-third and two-thirds of the 2008-2010 and 2009-2011 LTI Award Cycles, respectively. Accordingly, the Committee has issued LTI Awards to Mr. Brondeau for the 2008-2010 and 2009-2011 LTI Award Cycles valued at $833,333 and $1,666,666, respectively (i.e., one-third and two-thirds of the target LTI Award amount for the Chief Executive Officer for those periods).

These pro-rata LTI Awards have been issued in a mix of restricted stock units and cash. Specifically, one third of each of these awards was issued in the form of performance-based cash and two-thirds of each of these awards was issued as a number of restricted stock units, which number was determined by dividing the intended dollar value of that portion of the award by the closing price of the Company’s common stock on December 16, 2010.

Mr. Brondeau will only be entitled to the LTI Awards described above if he remains employed with the Company through the end of the relevant LTI Award Cycle and, in the case of the performance-based cash, only to the extent that the applicable Company performance goal is achieved. For such performance-based cash, the performance goal of total shareholder return (“TSR”) in relation to a peer group was modified for each respective LTI Award Cycle so that it is calculated only with respect to the period during the LTI Award Cycle that Mr. Brondeau is employed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC Corporation

Date: December 20, 2010	By:	/s/ W. KIM FOSTER
		Name:	W. KIM FOSTER
		Title:	Senior Vice President and Chief Financial Officer